Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3, No. 333-143631) of Syniverse Holdings, Inc. and in the related Prospectus, the Registration Statement (Form S-8, No. 333-124866) pertaining to the Amended and Restated Founders’ Stock Option Plan and the Amended and Restated Non-Employee Directors Stock Option Plan and the Registration Statement (Form S-8, No. 333-134057 pertaining to the Syniverse Holdings, Inc. 2006 Long-Term Equity Incentive Plan and Syniverse Holdings, Inc. 2006 Employee Stock Purchase Plan of our report dated August 24, 2007, with respect to the consolidated financial statements of Billing Services Group Luxembourg S.a.r.l., included in Form 8-K/A filed February 11, 2008.

/s/ Ernst & Young LLP

San Antonio, TX

February 7, 2008